CANADA
PROVINCE OF BRITISH COLUMBIA

NUMBER

323395

Province of British Columbia

Ministry of Finance and Corporate Relations

REGISTRAR OF COMPANIES

COMPANY ACT

Certificate of Incorporation

I HEREBY CERTIFY THAT

KELSO RESOURCES LTD.

HAS THIS DAY BEEN INCORPORATED UNDER THE COMPANY ACT

GIVEN UNDER MY HAND AND SEAL OF OFFICE

AT VICTORIA, BRITISH COLUMBIA,

THIS 16TH DAY OF MARCH, 1987

M. A. JORRE DE ST. JORRE
REGISTRAR OF COMPANIES